Exhibit 23.3

[KPMG LOGO APPEARS HERE]

Independent Auditors’ Consent

The Board of Directors

Provident Bankshares Corporation

We consent to the incorporation by reference in the registration statement on Form S-4 of Provident Bankshares Corporation of our report dated January 15, 2003, on the consolidated statement of condition of Provident Bankshares Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the year then ended, and to the reference to our firm under the heading “Experts” in the Proxy Statement-Prospectus.

/s/ KPMG LLP

KPMG LLP

Baltimore, Maryland

January 20, 2004